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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): July 16, 2007

MARCO COMMUNITY BANCORP, INC.

(Exact name of registrant as specified in its charter)

Florida	000-50557	84-1620092
(State or other jurisdiction Of incorporation)	Commission File Number	(I.R.S. Employer Identification No.)

1770 San Marco Road, Marco Island, FL	34145
(address of principal executive offices)	(Zip Code)

Registrant’s telephone number: (239) 389-5200

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

[    ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[    ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[    ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[    ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.06	Material Impairments.
ITEM 5.02	Appointment of Principal Officers.
ITEM 7.01	Regulation FD Disclosure.
ITEM 8.01	Other Events.

On July 16, 2007, as a result of recent regulatory examinations by the Florida Office of Financial Regulation and Federal Reserve Bank of Atlanta, Marco Community Bank (“Bank”), a wholly-owned subsidiary of Marco Community Bancorp, Inc. (“Company”), agreed to take certain actions primarily related to certain loan pools it had purchased. Such pools consist of short term loans to borrowers with high credit scores, which were used to finance the borrowers’ acquisition and renovation of residential real estate primarily in Duval and Hillsborough Counties, Florida. Due to liquidity and pricing weaknesses in those markets, as well as the financial deterioration of the loans’ servicer, the Bank has further concluded that the likelihood of full repayment of those loans is unlikely. The Bank has $12 million of loans in those pools remaining after charging off $3.5 million from those pools. In addition, the Bank has charged off $1.3 million in other loans classified as “loss.” The Bank believes that its Allowance for Loan and Lease Losses is sufficient to cover any additional charge offs in those loan pools. The Bank, however, is actively engaged in trying to mitigate any losses and to reduce the amount of adversely classified loans. The Bank is evaluating its options, including, but not limited to, selling the loan pools or accepting assignment of individual loans and pursuing refinancing or foreclosures. In addition, the Board’s Loan Committee will take an increased role in evaluating and managing the Bank’s risks associated with loans-to-one-borrower and concentrations of credit and compliance with laws and regulations related thereto.

To help manage the Bank through this rebuilding process, at the request of the Bank’s Board of Directors, Richard Storm, Jr., age 65, has agreed to accept the role of Chief Executive Officer at the Bank. Mr. Storm will also hold that position with the Company. Mr. Storm has over 35 years of banking experience and formerly served as the Company’s Chief Executive Officer from 2003 to 2005. Mr. Storm was a founding director, Chairman of the Board and Chief Executive Officer of Citizens Community Bank of Florida and its parent holding company, Citizens Community Bancorp, Inc., both located in Marco Island, Florida. He served in those capacities until Citizens Community Bancorp, Inc. and its subsidiaries were sold in April 2001 to F.N.B. Corporation. Mr. Storm served as the President and Chief Executive Officer of Citizens Community Bank, a division of F.N.B. Corporation from April 2001 to December 31, 2002. From 1997 to 1998, he served as a director of the Florida Community Bankers and in 1999 as a director of the Florida Bankers Association. In addition to his many bank affiliations over the years, Mr. Storm has an extensive background in real estate management, marketing, finance and development. He is currently Chief Executive Officer and President of LoanStar Capital, Inc. (a mortgage and venture capital company), President of River Village, Inc. (a condominium development company) and a director of Cumberland Properties, Inc. (a shopping center owner/operator). Mr. Storm replaces Stephen A. McLaughlin as the Company’s Chief Executive

Officer, who will continue to serve as the Company’s President and as a director of both the Company and the Bank.

In addition, the Bank’s Board has hired David Gordley to serve as the Bank’s Chief Loan Officer. Mr. Gordley has over 15 years of commercial banking experience and most recently served as the Executive Vice President and Senior Lender for Hillcrest Bank Florida. Prior to Hillcrest, Mr. Gordley was a Senior Vice President of Fifth Third Bank, where he held various commercial banking positions over a 12 year period. Current Bank President Howard B. Montgomery, Jr. and Chief Financial Officer Thomas M. Whelan will remain in their positions, rounding out the rest of the Bank’s senior management team. The Bank is also in the process of recruiting a Credit Administration Officer with financial analysis and loan work-out skills.

In addition to the senior management changes described above, the Bank’s Board will be evaluating all Bank executive officers and department heads and is performing comprehensive reviews of Bank policies, procedures and internal controls. During this process, the Board and management will also be developing a comprehensive business plan for the remainder of 2007 through year-end 2010. The business plan will identify the Bank’s intended trade area, products, targeted customers and budgets.

During this period of reevaluation, the Bank’s and the Company’s Boards and management teams are committed to maintaining the Bank’s historically strong capital position. As benchmarks, the Bank intends to maintain a Tier 1 capital ratio of 8%, a Tier 1 risk-based capital ratio of 9% and a total risk based capital ratio of 11%.

The Company is party to a Stock Purchase and Sale Agreement dated May 15, 2007 (“Agreement”). Pursuant to the Agreement, a group of investors will purchase a controlling interesting the Company. The Agreement contains conditions that, at closing, the Company must have at least $21.5 million in stockholders’ equity and not have undergone certain material changes. The recent developments have negatively impacted the Company’s stockholders’ equity and would be considered material to the condition of the Company. For the transaction to close, the Agreement will need to be amended and key features of the transaction will need to be adjusted and approved by the Company’s shareholders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Marco Community Bancorp, Inc.
(Registrant)

Date: July 20, 2007	/s/ Richard Storm, Jr.
Richard Storm, Jr.
Chairman of the Board of Directors